ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5703 Weksite: www.nvsos.gov

Filed in the office of	Document Number 20090051288-35
Ross Miller	Filing Date and Time
01/21/2009 11:09 AM
Secretary of State	Entity Number
State of Nevada	C2171-2001

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 • After Issuance of Stock)

1. Name of corporation:

Medefile International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available) 'Article IV is hereby deleted in its entirety and replaced with the following:

The total number of shares of Common Stock that the corporation will have the authority to issue is one billion five hundred million (1,500,000,000). The shares of Common Stock shall have par value of $.0001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without 'restrictions in preference. The total number of shares of Preferred Stock that the corporation will have the authority to issue is ten million (10,000,000). The shares of Preferred Stock shall have par value of $.001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:51%

4. Effective date of filing: (optional ____________________________________________________________

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X	Milton Hauser
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above Information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After